EXHIBIT 5


Christopher J.  Zinski
(312) 258-5548



                       February 25, 1999




Central Illinois Bancorp, Inc.
N27 W24025 Paul Court
Pewaukee, Wisconsin 53072

     RE:  REGISTRATION ON FORM S-8 OF 3,520 SHARES OF
          COMMON STOCK

Ladies and Gentlemen:

      We have acted as counsel to Central Illinois Bancorp, Inc., an Illinois corporation (the "Company") in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering shares of common stock, par value $1.00 per share, of the Company (the "Shares"), to be offered and sold pursuant to the terms of the Company's 1998 Non-Qualified Employee Stock Option Plan , 1998 Non-Qualified Directors Stock Option Plan, and 1998 Non-Qualified Directors Stock Option Plan for Central Illinois Bancorp, Inc. Subsidiary Directors, each dated February 25, 1998 (the "Plans").

      In this connection, we have considered such questions of law and have examined such documents as we have deemed necessary to enable us to render the opinions contained herein. Based on the foregoing, it is our opinion that those Shares that are originally issued shares, when issued pursuant to the terms of the Plans and subject the conditions thereof, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Very truly yours,

                                 SCHIFF HARDIN & WAITE



                                 By:  /s/ Christopher J. Zinski
                                     --------------------------------
                                      Christopher J.  Zinski
CJZ:pk